Shoals Technologies Group Further Strengthens Executive Management Team With Appointment of New Chief Financial Officer
–Appoints Dominic Bardos to Chief Financial Officer –

PORTLAND, TN, August 15, 2022 – Shoals Technologies Group, Inc. (“Shoals” or the “Company”) (Nasdaq: SHLS), a leading provider of electrical balance of systems (EBOS) solutions for solar, storage, and electric vehicle (EV) charging infrastructure, today announced that Mr. Dominic Bardos has been appointed as Chief Financial Officer, effective October 3, 2022.

Mr. Bardos is a seasoned public company financial executive with more than thirty years of global finance and accounting experience in multiple industries. His expertise includes financial planning, analysis, accounting, audit, SEC and regulatory compliance, treasury management, technology, strategic sourcing, supply chain, investor relations and talent development.

“We are excited to welcome Dominic to our Company’s executive leadership team,” said Jason Whitaker, Chief Executive Officer of Shoals. “His extensive experience as a public company finance leader will be instrumental in further supporting Shoals’ continued financial performance and execution of our global growth plans.”

Prior to joining Shoals, Mr. Bardos served as Chief Financial Officer of Holley Inc. (NYSE: HLLY), a manufacturer and distributor of performance automotive products. Prior to Holley Inc., Mr. Bardos served in senior finance positions with several category leaders, including Vice President of Finance at Tractor Supply Company (Nasdaq: TSCO), Chief Financial Officer of Cambridge Franchise Holdings, and Vice President of Finance and Divisional Chief Financial Officer of Terminix, the largest division of ServiceMaster (NYSE: SERV).

“It is a distinct honor to join Shoals with its experienced and accomplished executive leadership team,” said Mr. Bardos. “I look forward to leveraging my three decades of public company experience to contribute to Shoals’ well-established business fundamentals while supporting the efforts to accelerate growth as we continue to deliver shareholder value.”

Mr. Bardos graduated Cum Laude from the University of Memphis, Fogelman College of Business & Economics, with a Bachelor of Business Administration, and a Master in Business Administration.

About Shoals Technologies Group, Inc.

Shoals Technologies Group, Inc. is a leading provider of electrical balance of systems (EBOS) solutions for solar, storage, and electric vehicle charging infrastructure. Since its founding in 1996, the Company has introduced innovative technologies and systems solutions that allow its customers to substantially increase installation efficiency and safety while improving system performance and reliability. Shoals Technologies Group, Inc. is a recognized leader in the renewable energy industry whose solutions are deployed on over 20 GW of solar systems globally. For additional information, please visit: https://www.shoals.com/.

Forward Looking Statements

This press release contains forward looking statements. These statements are not historical facts but rather are based on the Company’s current expectations and projections regarding its business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those in the Company’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Contacts:

Investors:
Email: investors@shoals.com
Phone: 615-323-9836

Media:
Email: media@shoals.com

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